Exhibit 99.1

SUBSCRIPTION AGREEMENT

NETWORKING PARTNERS, INC.
857 Sarno Road
Melbourne, FL 32935

THIS SUBSCRIPTION AGREEMENT made this _____day of ______________, 2011 by and between Networking Partners, Inc., a Nevada corporation (hereinafter " Company"), and the undersigned Subscriber (hereinafter "Subscriber"), who, for and in consideration of the mutual promises and covenants set forth herein, do hereto agree as follows:

1. SUBSCRIPTION. The Subscriber hereby subscribes for ____________ Shares (hereinafter "Shares") of the Company's Common Stock, at a price of $.50 per Share, and herewith tenders to the Company's designated Bank Account at Wachovia Bank certified bank funds or wire transfer for the subscription in the amount of US$____________, which the Subscriber tenders herewith as payment for the Shares.

This offering will terminate 180 days from the date of this Prospectus, although we may close the offering on any date prior if all 5,000,000 Shares are fully subscribed.  In the event that the minimum offering of 200,000 Shares are not sold within 180 days from the date of this Prospectus, all money received by us will be promptly returned to each subscriber without interest and without deduction of any kind.  If the minimum offering of 200,000 Shares are sold within 180 days from the date of this Prospectus, all funds received by us will be retained by us and there will be no refunds.  The subscription funds will be maintained in a standard, non-interest bearing account at Wachovia Bank until we receive the minimum $100,000 proceeds from this offering at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this Prospectus.

This Subscription Agreement (hereinafter "Subscription") is an offer by the Subscriber to subscribe for the securities offered by the Company, and, subject to the terms hereof, shall become a contract for the sale of said securities upon acceptance thereof by the Company.

2. ACKNOWLEDGMENT. The undersigned acknowledges that, prior to signing this Subscription Agreement and making this offer to purchase, he or she has received the Prospectus describing the offering of the Shares by the Company as filed with the United States Securities and Exchange Commission.

3. ACCEPTANCE OF SUBSCRIPTION AND DELIVERY OF SHARES. If the Company for any reason rejects this Subscription, the Subscription will be refunded in full, without interest, and this Subscription Agreement shall be null, void and of no effect. Acceptance of this Subscription by the Company will be evidenced by the execution hereof by an officer of the Company. Delivery of the Shares subscribed for herein will be made within five (5) days following the effectiveness of the Registration Statement of which the Prospectus is a part and the completion of the sale of Shares in this offering, at which time the subscription funds shall be released to the Company.

The undersigned hereby executes this Subscription Agreement as of the ____ day of __________, 2011, at ____________________, _____________________
                                            (city)                                (state or country)

SUBSCRIBER INFORMATION:

Name:

Address:

State or Country:                                                      Postal Code:

Taxpayer ID Number (if U.S. subscriber):

/ / Individually
/ / Joint Tenants with Right of Survivorship
/ / Corporation, Partnership or LLC
/ / Trust